CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Hood River Emerging Markets Fund, a series of Manager Directed Portfolios, under the heading “Service Providers” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
November 21, 2025